MTS News Release

Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE May 6, 2019

MTS REPORTS FISCAL 2019 SECOND QUARTER FINANCIAL RESULTS

EDEN PRAIRIE, MN - May 6, 2019 - MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems, motion simulators and sensors, today reported financial results for its fiscal year 2019 second quarter ended March 30, 2019.

SECOND QUARTER FINANCIAL AND OPERATING HIGHLIGHTS

➢ Revenue of $233.0 million, reflecting the highest revenue-producing quarter in the history of MTS, including record revenue in both Test & Simulation and Sensors

➢	GAAP diluted earnings per share of $0.73, an increase of $0.29 or 66% year-over-year

➢	Net income margins of 6.1% for the quarter, a year-over-year increase of 167 basis points

➢	Adjusted EBITDA margins of 16.1% for the quarter, a year-over-year increase of 172 basis points

➢	Backlog of $493.5 million, a year-over-year increase of 40%

➢	Declared 149th consecutive quarterly dividend

FINANCIAL TABLE

	Three Months Ended		Six Months Ended
(in thousands, except per share data - unaudited)	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Revenue	$233,046	$191,323	$436,227	$385,485
Revenue % increase (decrease)[1]	21.8%	(1.1)%	13.2%	(1.8)%
Gross margin	37.5%	39.1%	38.0%	39.6%
Operating margin	10.4%	8.7%	9.7%	8.6%
Earnings before taxes	$17,076	$10,176	$28,273	$19,646
Net income	14,160	8,438	24,661	41,589
Diluted earnings per share	0.73	0.44	1.27	2.16
Adjusted diluted earnings per share[2]	0.76	0.45	1.36	2.18
Adjusted EBITDA[2]	37,554	27,526	67,656	54,404
Cash and cash equivalents, end of period	74,122	84,378
Backlog, end of period	493,468	352,172
Total debt, end of period	464,420	409,733

[1]	Revenue growth rates in fiscal year 2019 reflect the acquisition of E2M Technologies B.V. that occurred on November 21, 2018.

[2]	Refer to the "Non-GAAP Financial Measures" section below for discussion of the calculation of these non-GAAP financial measures.

MTS News Release

EXECUTIVE COMMENTARY - DR. JEFF GRAVES, PRESIDENT AND CHIEF EXECUTIVE OFFICER

"Our second quarter performance was strong on virtually all key metrics, as we continue to successfully execute on our growth, diversification and operational efficiency strategies. From a top-line perspective, we delivered over 21% revenue growth, supported by record revenues in both our Test & Simulation and Sensors businesses.

From a profitability perspective, we continue to focus intensely on our cost structure and operational efficiency initiatives, which contributed to a 68% increase in net income, with margins rising to 6.1% for the quarter, and a 36% increase in Adjusted EBITDA, equating to a margin of 16.1% for the quarter. This strong performance supported our continuing investments in the business, further deleveraging of our balance sheet and a continued return of cash to our shareholders through our dividend.

Given the volume and quality of the orders we experienced in the first half of our fiscal year and our significant backlog position, we remain confident in our ability to deliver on our strategy of growth and expanded profitability in fiscal year 2019 and beyond."

HIGHLIGHTS FOR THE 2019 SECOND FISCAL QUARTER

Revenue
Revenue was $233.0 million, up 21.8% compared to the same prior year period, driven by record revenue in Test & Simulation, which included equipment volume growth in all sectors, a full quarter contribution from the acquisition of E2M, which closed in the first quarter of fiscal year 2019, and continued growth in our Test services activities. Sensors experienced broad demand across all market sectors, as well as the initial ramp-up in volume associated with the U.S. Department of Defense contract, which combined to deliver a record revenue quarter for this business as well.

Orders
Test & Simulation orders for the quarter were $132.1 million, up 25.6% compared to the same prior year period, driven primarily by a large order in the ground vehicles sector of our Test & Simulation business, increased demand across the structures and simulation sectors, and strong growth in the Americas region.

Sensors orders for the quarter were $79.4 million, a 5.7% decrease over the same prior year period. This decline was primarily driven by weakness in the European and Asian regions specific to our Sensors position and systems sectors, partially offset by solid demand in the Americas region of our Sensors position sector and orders growth in our Sensors industrial sector from a slight rebound in the energy market.

Backlog
Backlog remained very strong at $493.5 million, up 40.1% from the same prior year period. Sequentially from the first quarter of fiscal year 2019, backlog was down 4.1% from our all-time high of $514.7 million as we saw a high-level of conversion to revenue on outstanding projects within the quarter.

Earnings Before Taxes
Earnings before taxes of $17.1 million was up $6.9 million compared to the same prior year period. This earnings increase was driven by growth in Test & Simulation gross profit, partially offset by higher operating expenses in both businesses and $0.5 million acquisition inventory fair value adjustment related to the acquisition of E2M.

Net Income and Diluted Earnings Per Share
Diluted earnings per share was $0.73 compared to $0.44 in the same prior year period on net income of $14.2 million and $8.4 million, respectively. The $0.29 increase was primarily driven by growth in Test & Simulation gross profit. Second quarter of fiscal year 2019 results were impacted by $0.03 of non-recurring costs associated with the acquisition inventory fair value adjustment and acquisition-related expenses. Similarly, results for the second quarter of fiscal year 2018 include a $0.01 impact for non-recurring restructuring expense. Adjusting for these items, adjusted diluted earnings per share was $0.76 for the second quarter of fiscal 2019, and $0.45 for the same period in the prior year.

MTS News Release

Adjusted EBITDA
Adjusted EBITDA grew to $37.6 million in the second quarter of fiscal year 2019, up 36.4% compared to the same prior year period and 24.8% sequentially from the first quarter of fiscal year 2019. This growth was primarily due to significantly higher Test & Simulation gross profit and a full quarter contribution from the acquisition of E2M, partially offset by higher operating expenses in both Test & Simulation and Sensors. A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided in Exhibit D of this earnings release.

Capital Structure
During the quarter, our total debt balance decreased by $2.6 million. With a strong backlog and positive cash flow forecast, we expect to continue to pay down our debt, thus continuing to reduce our leverage ratio, between now and the end of fiscal year 2019.

Dividend
The Board of Directors declared a quarterly dividend of $0.30 per share. The dividend was payable on April 1, 2019 to shareholders of record as of the close of business on March 18, 2019. This was our 149th consecutive quarterly dividend.

OUTLOOK

Test & Simulation Business
Looking forward, our strong performance during the first half of fiscal year 2019 supports our positive outlook for our Test & Simulation business. From a revenue perspective, our near-record backlog at mid-year reflects strong sales momentum driven by the rapidly expanding use of advanced materials, such as carbon-fiber composites, the adoption of additive manufacturing methods for net-shape component fabrications, and the rapidly increasing complexity of ground and air vehicles which requires new simulation methods for determining product performance and life. Our energy and infrastructure markets remain robust, driven by continued growth in wind power and advanced building designs which are more resistant to damage from earthquakes, sea and storm events. In addition, the acquisition of E2M diversifies us further into flight simulation, entertainment and other advanced simulation markets that further expand our growth opportunities.

In addition to our exciting growth opportunities, we continue to invest in operational efficiency initiatives to improve profitability, and in new products and technologies to drive margin expansion and to generate continued strong demand for Test & Simulation products and services.

Sensors Business
Strong demand in our Sensors business is anticipated to continue during fiscal year 2019 across all sectors, driven by accelerating new product introductions across all major markets and geographies, and expanded opportunities associated with the U.S. Department of Defense. This combination of positive factors, including full production ramp-up of sensors for the U.S. military, is expected to provide double digit top-line growth for the second half of the fiscal year, along with Adjusted EBITDA margin expansion for the Sensors business for the remainder of fiscal year 2019.

Consolidated
Based on these factors, we are confident in our outlook for fiscal year 2019 and are maintaining our full year guidance as:

Metric	Current Outlook
Revenue	$830 million to $870 million
Adjusted EBITDA	$122 million to $142 million
Diluted earnings per share	$2.30 to $2.60
Adjusted diluted earnings per share	$2.42 to $2.72

MTS News Release

The above outlook includes:

•	$8.5 million to $11.0 million for stock-based compensation, restructuring expenses, acquisition-related expenses and acquisition fair value inventory adjustment;

•	Our acquisition of E2M, in addition to the slightly positive effects of the implementation of the new revenue recognition standard as compared to the previous standard; and

•	An anticipated effective tax rate, excluding discrete tax items, of 15-18% for fiscal year 2019.

A reconciliation of Adjusted EBITDA and Adjusted diluted earnings per share, non-GAAP financial measures, to net income and diluted earnings per share, the most directly comparable GAAP financial measures, respectively, for the above outlook is included in Exhibits E and F of this earnings release, respectively.

SECOND QUARTER CONFERENCE CALL

As announced on April 22, 2019, a conference call will be held on May 7, 2019 (tomorrow), at 10:00 a.m. ET (9:00 a.m. CT). Dr. Jeffrey A. Graves, President and Chief Executive Officer, and Brian T. Ross, Senior Vice President and Chief Financial Officer, will host the call, which will include a question and answer session after prepared remarks.

Call toll free +1-800-667-5617 (international toll +1-334-323-0509) and reference the conference pass code 1389363. Telephone replay will be available at 1:00 p.m. ET following the call until 1:00 p.m. ET, May 14, 2019. Call toll free +1-888-203-1112 and reference the conference pass code 1389363.

A transcript of the call can also be accessed from the MTS website at http://investor.mts.com beginning on May 8, 2019.

ABOUT MTS SYSTEMS CORPORATION

MTS Systems Corporation’s testing and simulation hardware, software and service solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’ high-performance sensors provide measurements of vibration, pressure, position, force and sound in a variety of applications. MTS had 3,400 employees as of September 29, 2018 and revenue of $778 million for the fiscal year ended September 29, 2018. Additional information on MTS can be found at www.mts.com.

NON-GAAP FINANCIAL MEASURES

We believe that disclosing adjusted diluted earnings per share, which is diluted earnings per share excluding the impact from restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Adjusted diluted earnings per share is a financial measure that does not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate this measure by adding back the after-tax effect of the restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment to net income and dividing the result by the diluted weighted average shares outstanding.

We believe that disclosing earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA excluding the impact from stock-based compensation, restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment (Adjusted EBITDA) and Adjusted EBITDA divided by revenue (Adjusted EBITDA margin) are useful to investors as a measure of leverage and operating performance. We use these measures to monitor and evaluate leverage and operating performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that do not reflect GAAP. We calculate EBITDA by adding back interest, taxes, depreciation and amortization expense to net income. Adjusted EBITDA is calculated by adding back stock-based compensation, restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment to EBITDA. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.

MTS News Release

We believe that disclosing free cash flow is useful to investors as a measure of operating performance. We use this measure as an indicator of our strength and ability to generate cash. Free cash flow is a financial measure that does not reflect GAAP. We calculate free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment and businesses, net of cash acquired, plus cash proceeds from sales of property and equipment.

Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. Reconciliations of the components of these measures to the most directly comparable GAAP financial measures are included in Exhibits B, C, D, E, F and G of this earnings release.

FORWARD-LOOKING STATEMENTS

This earnings release contains "forward-looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading "Outlook" are forward-looking statements, and words such as "may," "will," "should," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions identify forward-looking statements in other parts of this earnings release. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, statements about the opportunities and outlook for our Sensors and Test & Simulation sectors and other statements that are not historical facts. These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions that could cause our actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those described in the "Risk Factors" section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. The reports referenced above are available on our website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.

INVESTOR RELATIONS CONTACT

Brian Ross
Senior Vice President and Chief Financial Officer
brian.ross@mts.com
(952) 937-4000

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018

Revenue
Product	$206,690	$165,453	$381,769	$334,694
Service	26,356	25,870	54,458	50,791
Total revenue	233,046	191,323	436,227	385,485
Cost of sales
Product	129,579	101,133	237,746	201,627
Service	16,117	15,365	32,826	31,105
Total cost of sales	145,696	116,498	270,572	232,732
Gross profit	87,350	74,825	165,655	152,753
Gross margin	37.5%	39.1%	38.0%	39.6%

Operating expenses
Selling and marketing	33,395	30,597	65,484	62,625
General and administrative	22,105	18,992	43,183	39,554
Research and development	7,676	8,626	14,848	17,467
Total operating expenses	63,176	58,215	123,515	119,646

Income from operations	24,174	16,610	42,140	33,107
Operating margin	10.4%	8.7%	9.7%	8.6%

Interest expense, net	(7,368)	(6,708)	(14,186)	(13,512)
Other income (expense), net	270	274	319	51

Income before income taxes	17,076	10,176	28,273	19,646
Income tax provision (benefit)	2,916	1,738	3,612	(21,943)
Net income	$14,160	$8,438	$24,661	$41,589

Earnings per share
Basic
Earnings per share	$0.74	$0.44	$1.28	$2.17
Weighted average common shares outstanding	19,251	19,150	19,234	19,137

Diluted
Earnings per share	$0.73	$0.44	$1.27	$2.16
Weighted average common shares outstanding	19,441	19,273	19,393	19,258

Dividends declared per share	$0.30	$0.30	$0.60	$0.60

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands)

	March 30, 2019	September 29, 2018
ASSETS

Current assets
Cash and cash equivalents	$74,122	$71,804
Accounts receivable, net	117,349	122,243
Unbilled accounts receivable, net	71,175	70,474
Inventories, net	179,071	139,109
Other current assets	32,307	24,572
Total current assets	474,024	428,202

Property and equipment, net	88,126	90,269

Goodwill	403,425	369,275
Intangible assets, net	287,101	246,138
Other long-term assets	7,958	5,512
Total assets	$1,260,634	$1,139,396

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Current maturities of long-term debt, net	$28,076	$32,738
Accounts payable	39,941	47,886
Advance payments from customers	102,033	80,131
Other accrued liabilities	89,453	78,358
Total current liabilities	259,503	239,113

Long-term debt, less current maturities, net	436,344	355,640
Other long-term liabilities	79,733	66,711
Total liabilities	775,580	661,464

Shareholders' equity
Common stock, $0.25 par; 64,000 shares authorized:
17,900 and 17,856 shares issued and outstanding as
of March 30, 2019 and September 29, 2018, respectively	4,475	4,464
Additional paid-in capital	176,918	171,407
Retained earnings	308,279	300,585
Accumulated other comprehensive income (loss)	(4,618)	1,476
Total shareholders' equity	485,054	477,932
Total liabilities and shareholders' equity	$1,260,634	$1,139,396

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Three Months Ended		Six Months Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018

Cash Flows from Operating Activities
Net income	$14,160	$8,438	$24,661	$41,589
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Stock-based compensation	2,895	1,668	4,689	3,290
Fair value adjustment to acquired inventory	539	—	984	—
Depreciation and amortization	9,508	8,612	18,468	17,348
(Gain) loss on sale or disposal of property and equipment	349	92	510	159
Amortization of financing fees	1,039	1,316	2,099	2,626
Deferred income taxes	15	(302)	(1,243)	(30,654)
Other	659	963	1,087	1,687
Changes in operating assets and liabilities	(9,126)	7,248	(20,586)	1,213
Net Cash Provided by (Used in) Operating Activities	20,038	28,035	30,669	37,258

Cash Flows from Investing Activities
Purchases of property and equipment	(5,576)	(2,567)	(9,349)	(5,368)
Proceeds from sale of property and equipment	—	—	10	69
Purchases of business, net of cash acquired	(3,794)	—	(81,826)	—
Other	—	823	(285)	823
Net Cash Provided by (Used in) Investing Activities	(9,370)	(1,744)	(91,450)	(4,476)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	—	—	80,391	—
Payments on financing arrangements, net	(2,664)	(33,550)	(6,783)	(50,447)
Cash dividends	(5,365)	(5,337)	(10,724)	(10,667)
Proceeds from exercise of stock options and employee stock purchase plan	663	533	701	745
Payments to purchase and retire common stock	(42)	(13)	(398)	(757)
Net Cash Provided by (Used in) Financing Activities	(7,408)	(38,367)	63,187	(61,126)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	424	2,383	(88)	3,989
Cash and Cash Equivalents
Increase (decrease) during the period	3,684	(9,693)	2,318	(24,355)
Balance, beginning of period	70,438	94,071	71,804	108,733
Balance, End of Period	$74,122	$84,378	$74,122	$84,378

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Months Ended
	March 30, 2019	March 31, 2018	% Variance
Test & Simulation Segment
Revenue	$151,032	$110,238	37%
Cost of sales	103,742	76,011	36%
Gross profit	47,290	34,227	38%
Gross margin	31.3%	31.0%

Operating expenses	34,606	30,932	12%

Income from operations	$12,684	$3,295	285%

Sensors Segment
Revenue	$82,375	$81,542	1%
Cost of sales	42,301	40,922	3%
Gross profit	40,074	40,620	(1)%
Gross margin	48.6%	49.8%

Operating expenses	28,570	27,283	5%

Income from operations	$11,504	$13,337	(14)%

Intersegment Eliminations
Revenue	$(361)	$(457)
Cost of sales	(347)	(435)
Gross profit	(14)	(22)

Income (loss) from operations	$(14)	$(22)

Total Company
Revenue	$233,046	$191,323	22%
Cost of sales	145,696	116,498	25%
Gross profit	87,350	74,825	17%
Gross margin	37.5%	39.1%

Operating expenses	63,176	58,215	9%

Income from operations	$24,174	$16,610	46%

MTS News Release

Exhibit B
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Restructuring, Acquisition-Related
and Acquisition Inventory Fair Value Adjustment Expenses
(unaudited - in thousands, except per share data)

	Three Months Ended
	March 30, 2019			March 31, 2018
	Pre-Tax	Tax	Net	Pre-Tax	Tax	Net
Net income	$17,076	$2,916	$14,160	$10,176	$1,738	$8,438
Restructuring expenses [1]	—	—	—	362	92	270
Acquisition-related expenses [2]	262	55	207	—	—	—
Acquisition inventory fair value adjustment [1]	539	81	458	—	—	—
Adjusted net income [3]	$17,877	$3,052	$14,825	$10,538	$1,830	$8,708

Weighted average diluted common shares outstanding			19,441			19,273

Diluted earnings per share	$0.88	$0.15	$0.73	$0.53	$0.09	$0.44
Impact of restructuring expenses	—	—	—	0.02	0.01	0.01
Impact of acquisition-related expenses	0.01	—	0.01	—	—	—
Impact of acquisition inventory fair value adjustment	0.03	0.01	0.02	—	—	—
Adjusted diluted earnings per share[3]	$0.92	$0.16	$0.76	$0.55	$0.10	$0.45

1 In determining the tax impact of restructuring expenses and acquisition inventory fair value adjustment, we applied the statutory rate in effect for each jurisdiction where the expenses were incurred.

2 In determining the tax impact of acquisition-related expenses, we applied a U.S. effective income tax rate before discrete items to these expenses.

[3] Denotes non-GAAP financial measure.

MTS News Release

Exhibit C
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Restructuring, Acquisition-Related
and Acquisition Inventory Fair Value Adjustment Expenses
(unaudited - in thousands, except per share data)

	Six Months Ended
	March 30, 2019			March 31, 2018
	Pre-Tax	Tax	Net	Pre-Tax	Tax	Net
Net income	$28,273	$3,612	$24,661	$19,646	$(21,943)	$41,589
Restructuring expenses [1]	130	33	97	608	154	454
Acquisition-related expenses [2]	1,035	217	818	—	—	—
Acquisition inventory fair value adjustment [1]	984	148	836	—	—	—
Adjusted net income [3]	$30,422	$4,010	$26,412	$20,254	$(21,789)	$42,043

Weighted average diluted common shares outstanding			19,393			19,258

Diluted earnings per share	$1.46	$0.19	$1.27	$1.02	$(1.14)	$2.16
Impact of restructuring expenses	0.01	—	0.01	0.03	0.01	0.02
Impact of acquisition-related expenses	0.05	0.01	0.04	—	—	—
Impact of acquisition inventory fair value adjustment	0.05	0.01	0.04	—	—	—
Adjusted diluted earnings per share[3]	$1.57	$0.21	$1.36	$1.05	$(1.13)	$2.18

1 In determining the tax impact of restructuring expenses and acquisition inventory fair value adjustment, we applied the statutory rate in effect for each jurisdiction where the expenses were incurred.

2 In determining the tax impact of acquisition-related expenses, we applied a U.S. effective income tax rate before discrete items to these expenses.

[3] Denotes non-GAAP financial measure.

MTS News Release

Exhibit D
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income
(unaudited - in thousands)

	Three Months Ended		Six Months Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Net income	$14,160	$8,438	$24,661	$41,589
Net income margin	6.1%	4.4%	5.7%	10.8%

Income tax provision (benefit)	2,916	1,738	3,612	(21,943)
Interest expense, net	7,368	6,708	14,186	13,512
Depreciation and amortization	9,508	8,612	18,468	17,348
EBITDA [1]	33,952	25,496	60,927	50,506

Stock-based compensation	2,895	1,668	4,689	3,290
Restructuring expenses	—	362	130	608
Acquisition-related expenses [2]	168	—	926	—
Acquisition inventory fair value adjustment	539	—	984	—
Adjusted EBITDA [1]	$37,554	$27,526	$67,656	$54,404
Adjusted EBITDA margin [1,3]	16.1%	14.4%	15.5%	14.1%

[1] Denotes non-GAAP financial measure.

[2] Acquisition-related expenses were adjusted to exclude stock-based compensation that is otherwise included in the stock-based compensation line.

[3] Adjusted EBITDA was divided by revenue when calculating the Adjusted EBITDA margin.

MTS News Release

Exhibit E
MTS SYSTEMS CORPORATION
Free Cash Flow
(unaudited - in thousands)

	Three Months Ended		Six Months Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Net Cash Provided by (Used in) Operating Activities	$20,038	$28,035	$30,669	$37,258
Purchases of property and equipment	(5,576)	(2,567)	(9,349)	(5,368)
Proceeds from sale of property and equipment	—	—	10	69
Free cash flow[1]	$14,462	$25,468	$21,330	$31,959

[1] Denotes non-GAAP financial measure.

MTS News Release

Exhibit F
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income - Outlook
(unaudited - in thousands)

	Twelve Months Ending

	September 28, 2019
	Low	High
Net income	$44,500	$50,000
Income tax provision (benefit)	7,000	11,000
Interest expense, net	26,000	28,000
Depreciation and amortization	36,000	42,000
EBITDA[1]	113,500	131,000

Stock-based compensation and non-recurring expenses[2]	8,500	11,000
Adjusted EBITDA[1]	$122,000	$142,000

[1] Denotes non-GAAP financial measure.

[2] Includes pre-tax forecast expenses for stock-based compensation, restructuring expenses, acquisition-related expenses and acquisition inventory fair value adjustment.

MTS News Release

Exhibit G
MTS SYSTEMS CORPORATION
Reconciliation of Diluted Earnings per Share and Adjusted Diluted Earnings per Share - Outlook
(unaudited - in thousands)

	Twelve Months Ending
	September 28, 2019
	Low	High
Net income[1]	$44,500	$50,000
Non-recurring expenses [2]	2,250	2,300
Adjusted net income [3]	$46,750	$52,300

Weighted average diluted common shares outstanding	19,350	19,250

Diluted earnings per share	$2.30	$2.60
Impact of non-recurring expenses[2]	0.12	0.12
Adjusted diluted earnings per share	$2.42	$2.72

[1] Refer to Exhibit F for tax impact on net income guidance.

[2] Includes forecast expenses for restructuring expenses, acquisition-related expenses and acquisition inventory fair value adjustment.

[3] Applied anticipated tax rate, excluding discrete tax items, of approximately 15-18%.